Exhibit 3.1

Business Entity - Filing Acknowledgement 07/20/2022 Work Order Item Number: Filing Number: Filing Type: Filing Date/Time: Filing Page(s): W2022071901087 - 2256753 20222490600 Certificate of Designation 7/19/2022 11:30:00 AM 15 Indexed Entity Information: Entity ID: E0034092011 - 6 Entity Status: Active Entity Name: EdgeMode, Inc. Expiration Date: None Commercial Registered Agent NEVADA BUSINESS CENTER, LLC 701 S CARSON ST STE 200, Carson City, NV 89701, USA BARBARA K. CEGAVSKE Secretary of State KIMBERLEY PERONDI Deputy Secretary for Commercial Recordings STATE OF NEVADA OFFICE OF THE SECRETARY OF STATE Commercial Recordings Division 202 N. Carson Street Carson City, NV 89701 Telephone (775) 684 - 5708 Fax (775) 684 - 7138 North Las Vegas City Hall 2250 Las Vegas Blvd North, Suite 400 North Las Vegas, NV 89030 Telephone (702) 486 - 2880 Fax (702) 486 - 2888 The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future. Respectfully, BARBARA K. CEGAVSKE Secretary of State Page 1 of 1 Commercial Recording Division 202 N. Carson Street

Filed in the Office of Secretary of State State Of Nevada Business Number E0034092011 - 6 Filing Number 20222490600 Filed On 7/19/2022 11:30:00 AM Number of Pages 15

CERTIFICATE OF DESIGNATION, PREFERENCE AND RIGHTS OF SER I ES 8 PREFERRED STOCK OF FOURTH WAVE ENERGY, INC . 1852 356 . 1 The undersigned, Charlie Faulkner, hereby certifies that : 1. I am the Chief Executive Officer of FOURTH WAVE ENERGY, INC ., a Nevada corporation (the "Company") . 2. The Company is authorized to issue 5,000,000 shares of preferred stock, par value $ 0 . 0001 per share (the " Preferred Stock") of which 1 , 000 a r e authorized as Series A Preferred Stock and no shares are issued and outstanding . 3. The following resolutions were duly adopted by t he Board of Directors : WHEREAS, the Board of Directors of the Company is authorized to fix the dividend rights , dividend rate, voting rights , conversion rights, r i ghts and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any Series and t he designation thereof, of any of them ; WHEREAS, it i s the d esi r e of the Board of Directors of the Company, pursuant to its authority as aforesaid In accordance with the corporation law of the State of Nevada . and as set forth in this Certificate of Designations , Preferences, Rights and Limitations of Series Convertible Preferred Stock , to designate the rights , preferences , restrictions and o t her matters relating to the Series B Preferred Stock , which will consist of 1 , 000 , 000 shares of Series B Preferred Stock ("Series B Preferred Stock"), which the Company ha s the authority to issue, as follows : NOW , THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby prov i de for the issuance of a series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights , preferences, restrictions and other matters relating to such series of Pref erred Stock as follows : RESOLVED, FURTHER, that the chairman, chief executive officer, chief financial officer, president or any vice - president, and the sec r etary or any assistant secretary, of the Company be and they hereby are authorized and directed to prepare and file a Certificate of Designations , Preferences, Rights and limitations of Series B Preferred Stock in accordance with the foregoing resolution and the provisions of Nevada law , ARTICLE I Series B Preferred Stock Sect i on 1. Designation and Amount. The number of shares so designated as Serles B Preferred Stock i s 1 , 000 , 000 which will not be subject to increase without the consent of the holders (each a "Holder" and collectively, the " Holde r s " ) of a majority of the outstanding shares of Series B Preferred Stock . The des i gnations , powers , preferences, rights and restrictions granted or Imposed upon the Series B Preferred Stock are as set forth in this Certificate of Designation (this " Certificate of Designations " ) . Each share of Se r ies B Preferred Stock shall have , subject to Sect i on 8 (b), a stated value of $ 1 . 00 (the "Stated Value") .

S ectt on z . 1852 356 . 1 R a n ki n g and Vot i ng . Ranking . The Series BPreferred Stock will, with respect to dividend rights and rights upon liquidation, winding - up or dissolution , rank : (a) senior with respect to dividends and right of liquidation with the Company's common stock, par value 0 . 001 per share ("Common Stock " ), and (b) junior with respect to dividends and right of liquidation to all existing and future indebtedness of the Company and existing and outstanding preferred stock of the Company . Voting . Except as set forth herein, Series 8 Preferred Stoc k shall have no right to vote on any matters requiring shareholder approval or any matters on which the shareholders are permitted to vote . With respect to any voting rights of the Series B Preferred Stock set forth herein, the Series B Preferred Stock shall vote as a dass, eac h share of Series B Preferred Stock shall have one vote on any such matter, and any such approval may be given via a written consent in lieu of a meeting of the Series B Holders . Any reference herein to a determination , decisio n o r election beingmade bythe "Majority Holders" shall mean the determination, decision or election as made by Holders holding a majority of the issued and outstanding shares of Series BPreferred Stock at such time . Section 3 . D ivi dends . Each share of Series B Preferred Stock w i ll carry an annual dividend in the amount of eight percent ( 8% ) of the Stated Value (the "Divided Rate " ) , which shall be cumulative , payable solely upon redemption, liquidation or conversion . Upon the occurrence of an Event of Default (as defined herein) . the Dividend Rate shall automatically increase to twenty two percent ( 22% ) . Se cti on 4 . Prot e ct i v e P r ov isi on . A. So long as any shares o f Series B Preferred Stock are outstanding , the Company will not , without the affirmative approval of the Majority Holders (i) alter or change adversel y th e powers, preferences or rights given to the Series B Preferred Stock or alter or amend this Certificate of Des i gnations , (ii) authorite or create any class of stock ranking as to distribution of dividend s o r a liquidation preference senior to the Series B Preferred Stock , (iii) amend its Articles of Incorporation, as a m ended , o r other charter documents in breach of any of the provisions hereof, (iv) increase the authorized number of shares of Series B Preferred Stock, (v) liquidate, dissolve or wlnd • up the business and affairs of the Company, or effect any Deemed Liquidation Event (as defined below) , (vi) breach any of the provisions set forth herein ; or (vii) enter into any binding agreement with respect to any of the foregoing . B. A "Deemed Liquidation Event " means : ( a ) a merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a consti t uent party and the Company issues shares of its capital stoclc pu r suant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent , or are converted into or exchanged for sha r es of capital stock that represent, immediately following such merger or consolidation, at l east a majority, by voting power , of the capital stock o f the survlvfng or resulting corporation or , if the survfving o r resulting corporation is a wholly owned subsidiary o f another corporation immediate l y following suchme r ge r or consolidation,the pa r ent corporation of suchsurviving or resu l ting corporation ; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Compa n y and its subsidiaries taken as a whole, or the sa l e or d i sposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, 2 except where such s ale, lease, transfe r, exclusive license or other disposition is to a wholly owned subsidiary of the Company . C . The Company shall not have the power to effect a Deemed Liquidation Event unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Company will beallocated among the ho l ders of capital stock of the Company in accordance hereof . Section 5 . Liqu i dat i on . A. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or upon any Deemed Liquidation Event, after payment or provision for payment of debts and other liabilities of the Company, and after payment or provision for any liquidation preference payable to the holders of any Preferred Stock ranking senior upon liquidation to the Series 8 Preferred Stock, If any, but prior to any distribution or payment made to the holders of Common Stock or the holders of any Preferred Stock ranking junior upon liquidation to the Serles B Preferred Stock by reason of their ownership thereof, the Holders will be entitled to be paid out of the assets of the Company available for distribution to tts stockholders an amount with respect to each share of Series B Preferred Stock equal to (i) the Stated Value plus (ii) any accrued but unpaid dividends, the Default Adjustment (as defined herein), lf applicable, Failure to Deliver Fees (as defined herein), If any, and any other fees as set forth herein (the amounts In this clause (ii) collectively, the "Adjustment Amount") . B. If, upon any liquidation, dissolution or winding up of the Company or any Deemed liquidation Event, the assets of t 11 e Company will be Insufficient to make payment in full to all Holders of the liquidation preferences hereunder, then such assets will bedistributed among the Holders at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled . Section 6 . Red e mption . A. Company's Redemption Option . Notwithstanding anything to the contrary contained herein, at any time during the period set forth on the table immediately following this paragraph (the "Redemption Period") provided that an Event of Defau l t has not occurred, the Company will have the right, at the Company's option, to redeem all or any portion of the shares of Series B Preferred Stock, exercisable on not more than three (3) Trading Days (as defined herein) prior written notice to the Holders , in full, in accordance with this Section 6 . Any notice of redemption hereunder (an "Optional Redemption Notice '' ) shall be delivered to each Holder at its registered addresses and shall state : (1) that the Company is exercising its right to redeem the Series BPreferred Stock, and (2) the date of redemption which shall be not more than three (3) Trading Days (as defined herein) from the date of the Optional Redemption Notice . On the date fixed for redemption (the ''Optional Redemption Date''), the Company shall make payment of the Optional Redemption Amount ( s defined herein) to the applicable Holder . If the Company exercises Its right to redeem the Series B PreferredStock, the Company shall make payment to the applicable Holder(s) of an amount in cash equal to the pe,centage ("Redemption Percentage") as set forth in the table immediately following this paragraph opposite the applicable Redemption Period, multiplied by the sum of an amount equal to (i) the total number of Series 8 Preferred Stock held by the applicable Holder multiplied by (ii) the Stated Value plus the Adjustment Amount, (the "Optional Redemption Amount'') . If the Company delivers an Optional Redemption Notice and fails to pay the Optional Redemption Amount due to the applicable Holder within two (2) business 3 1852356 1

Redemption Period Redemption Percentage Redemption Period # 1 . The period beginning on the date of the issuance of shares of Series BPreferred Stock (the ''Issuance Date") and ending on th e dat e which i s ninety (90) days following the Issuan - ce Date . - 120 % Redemption Period # 2 . The period beginn i ng on the date which is ninety - one (91) days following the Issuance Date and ending on the date which ls one hundred eighty (180) days following the Issuance Date . - - 125% 4 1852356 . l days follow in g the Optional Redemption Date , the Company shall forever forfeit its right to redeem the Series B Preferred Stock pursuant to th i s Section 6 . Notwithstanding anything contained herein to the contrary, the Holder 's conversion rights herein shall not be affected in any way until the Series 8 Preferred Stock is fully redeemed (funds received by the Investor) pursuant to the redemption notice . For the avoidance of doubt, any reference hereto to the "Issuance Date " shall mean the date of the issuance of the applicable share(s) of Series BPreferred Stock, and any calculations or determinations hereunder shall apply to the share(s) of Series 8 Preferred Stock based on the Issuance Date of such share(s) of Series BPreferred Stock . 8. Company's Mandatory Redemption . On the date which is the earlier of : (i) twelve (12) months following the Issuance Date ; or (ii) at the option of the Holder , upon the occurrence of an Event of Default (the "Mandatory Redemption Date"), the Company shall redeem all of the shares of Series 8 Preferred Stock of the Holder (which have not been previously redeemed or converted) . With five (5) days of the Mandatory Redemption Date , the Company shall make payment to each Holder of an amount in cash equal to the total number of shares of Series B Preferred Stock held by such Holder multiplied by the then current Stated Value as adjusted pursuant to the terms hereof (including but not limited to the addition of any accrued unpaid dividends and the Default Adjustment (a s defined herein) , If applicable) (the " Mandatory Redemption Amount " ) . Section 7 . Conversion . A . Conversion Right . At any time following the date which is one hundred eighty (180) days after the Issuance Date, the Holder shall have the right a t any time, to convert a l l or any part of the outstanding Series B Preferred Stock into fully paid and non - assessable shares of Commo n Stock, as such Common Stock exists on the Issuance Date, or any shares o f capital stock o r other securities of the Company into which such Common Stock shall hereafter be changed o r reclassified at the conversion prrce determined as provided herein (a " Conversion") ; prov i ded, however , that in no event shall any Holder be entitled to convert any portion of the Series B Preferred Stock In excess of that number of Series B Preferred Stock that upon conversion of which the sum of (1) the number of shares o f Common Stock oeneficially owned by such Holder and its affiliates (other than shares of Commo n Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Series B Preferred Stock or the unexercised or unconverted portion of any other security of the Company subject to a lim i tat i on on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stoc k Issuable upon the conversion of the portion of the Series 8 Preferred Stock with respect to which the determination of thi s proviso is being made, would result in beneficial ownership by the Holder and Its affilfates of more than 4 . 99 % of the outstanding shares of Common Stock . For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined In accordance with section 13 {d) of the Securities Exchange Act of 1934 , as amende d (the "Exchange Act''), and Regulations 130 - G thereunder, except as otherwise provided in clause (1) of such proviso . The beneficial ownership limitations on conversion as set forth in the section may NOT be waived by the Holder . The number of shares of Common Stock to be issued upon eac h conversion of Series B Preferred Stock shall be determined by dividing the Conversion Amount (as defined herein) by the applicable Conversion Pric e (as defined herein) then in effect on the date specified i n the notfce of conversion (the " Notice of Conversion"), attached hereto as Exhibit A , delivered to theCompany by a Holder in accordance with the terms hereof ; provided that the Notice of Conversion is submitted by facsimile or e - mail (or by other means resulting in, or reasonably expected to result in, notice) to the Company before 6 : 00 p . m . , New York, New York time on such conversion date (the "Conversio n Date") ; however, if the Notice of Conversion is sent after 6 : 00 p . m . , New York, New York time the Conversion Date shall be the next business day . The term "Conversio n Amount" means , with respect t o any conversion of shares of the Series B Preferred Stock , the sum o f the Stated Value plus the Adjustment Amount with respect to tl'le shares of Series 8 Preferred Stock being converted in such conversion . 5 1852356 . 1 B . Conversion Price . The conversion price (the "Conversion Price") shall equal the Variabl e Conversion Pric e (as defined herein) (subject to equltable adjustments by the Company relating to the Company's securities o r the securities of any subsidiary of the Company , combinations . recapitalization, reclassifications, extraordinary distributions and similar events) . The "V ar i abl e Conversion Price" shall mean 65 % multiplied by the Market Price (as defined herein) (representing a discount rate of 35% ) . "Market Price' ' means the lowest Trading Pric e (as defined here) for the Common Stock during the twenty (20) Trading Day period end i ng on the latest complete Trading Day pr i or to the Conversion Date . "Trading Price" means, for any security as of any date, the closing bid price on the OTCQS, OTCQX, Pink Sheets electronic quotation system o r applicable trading market (the "OTC") as reported by a reliable reporting service ("Reporting Service 11 ) designate d by the Holder (i . e . Bloomberg) . "Trading Day" shall mean any day on which the Commo n Stock is tradable for any period on the OTC, or on the principal securities e><change or other securities market on which the Common Stock is then being traded . Notwithstanding any reference abov e or elsewhere herein to any certificates representing the Series B Preferred Stock, the Company expects that the Series B Preferred Stock shaU be recorded solely In book entry form , and in such case any references hereto to certificates representing the Series B Preferred Stock being required to be delivered or provided in certain instances shall be deemed automatically waived, and such book entry records shall take the place thereof . C . Authorized Shares . The Company covenants that during the period the conversion right exists, the Company will reserve from Its authorized and unissued Commo n Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Commo n Stock upon the full conversion of this Series B Preferred Stock issued . The Company is required at all times to have authorized and reserved six times the number of shares that would be Issuable upon full conversion of the Series B Preferred Stock (assuming that the 4 . 99 % limitation set forth 7 n herein is not In effect) ( base d o n the respective Conversion Pric e o f the Series B Preferred Stoc k i n effect from time to time) (the "Reserved Amount'') . The Reserved Amount shallbe increase d ( o r decreased unilaterally by the Holder) from time to time in accordance with the Company's obligations hereunder . The Company represents that upon issuance, suchshares will beduly and validly issued , fully paid and non - assessable . In addrtion, If the Company shall issue any securities or make any change to its capital structure which would change the number of shares of Commo n Stock into which the Series BPreferred Stoc k shall be convertible at the then current Conversion Price , th e Company shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series B Preferred Stock . The Company (i) acknowledges that it has irrevocably Instructed its transfer agent to issue certificates for the Common Stock issuable upon conversion of this Series B Preferred Stock, and (ii) agrees that its issuance of the Series 8 Preferred Stock shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of the Purchase Agreement and the Series B Preferred Stock . I f , at any time the Company does not maintain the required Reserved Amount, the Company shall be put on notice by the Ho l der , and shall have five (5) days to cure its deficiency, after which time, such failure will be deemed an Event of Default hereunder . D. Method of Conversion . i. Mechanics of Conversion . A s set forth in hereof, the shares of Series B Preferred Stock may be converted by the Holder thereof, either as to all of such Holder's shares of Series B Preferred Stock or as to a portion of such Holder's shares of Series B Preferred Stock, at any time from time to time after one hundred eighty (180) days following the Issuance Date, by submitting to the Company a Notice of Conversio n (by facsimile, e - mail or other reasonable means of communication dispatched on the Conversio n Date prior to 6 : 00 p , m . , New York, New York time) and within five (5) days following such conversion surrendering the converted Series B Preferred Stock to the Company's transfer agent . ii. Surrender of Series 8 Preferred Stock Upon Conversion . Notwithstanding anything to the contrary set forth herein , upon conversion of the Series B Preferred Stock in accordance with the terms hereof, the converting Holder shall berequired to physically surrender the any certificate representing the Series BPreferred Stock being converted to the Company (or its transfer agent) and, in the event that less than all of the Series B Stock represented by such certificate is being converted, the Company shall return to the applicable Holder a new certificate representing the unconverted shares of Series B P r eferred Stock. 6 1852356 . l 111. Delivery of Common Stock Upon Conversion. Upon receipt by the Company from a Holder of a facsimile transmissio n o r e - mail (or other r easonable means of communication) of a Notice of Conversion meeting the requirements for conversion as set forth herein, and the certificate representing the Series B Preferred Stock as required herein , the Company shall issue and deliver or cause to be issued and delivered to or upon the order of the applicabl e Holder certificates for the Commo n Stock issuable upon such conversion, and any replacement certificate representing the unconverted shares of Series 8 Preferred Stock , if applicable, within two (2) business days after such receipt (the "Deadline"), Upon receipt by the Company of a Notice of Conversion , the applicable Holder shall be deemed to be the holder of record of the Common Stock issuable upon such c on v e r si on , th e outstanding Series B Preferred Stock held by such applicable Holder shall be reduced to reflect such conversion, and, unles s the Company defaults on its obligations hereunder, all rights with respect t o the shares of Series B Preferred Stock being so converted shall forthwith terminate except the right to receive the Commo n Stock or other securi t ies, cash or other assets, as herein provided, on such conversion . If the applicabl e Holder shall have given a Notice of Conversion as provided herein and comply with the other requirements herein, the Company's obligation to issue and deliver the certifica t es for Common Stock shall be absolute and unconditional, irrespective of the absence of any action by the applicable Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other ob li gation of the Company to the holder of record, or any setoff , counterclaim , recoupment, lim i tation or term i nation , or any breach or alleged breach by the applicable Holder of any obligat i on to the Company , and Irre s pect i ve of any other circumstance which might otherw i se limit such obligat i on of the Company to the applicable Holder in ronnection with such conversion . iv. Delivery of Common Stock by Electronic Transfer . In l i eu of deliver i ng physical certificates representing the Common Stock i ssuable upon conversion , provided the Company is participating in the Depository Trust Company (''OTC"} Fast Automated Securities Transfer program , upon request of the applicable Holder and its compliance with the prov i sions set forth herein , prov ided the shares are eligible to be Issued electronically, the Company shall use its best efforts to cause Its transfer agent to electronically transmit the Common Stock issuable upon conversion to the applicable Holder by crediting the account of applicable Holder ' s Prime Broker with OTC through its Deposit and Withdrawal at Custodian system . v. Fai/vre to Deliver Common Stock Prior to Deadline . Without in any way limiting a Holder's right to pursue other remedies, including actual damage s and/or equitable relief, the parties agree that if delivery of the Common Stock issuable upon conversion of the Series B Preferred Stock is not delivered by the Deadline due to action and/or i naction of the Company , the Company shall pay to the applicable Holder $ 2 , 000 per day in cash, for each day beyond the Deadline that the Company fails to deliver such Common Stock (the "Fail to Deliver Fee ") ; provided ; however that the Fail to Deliver Fee shall not be due i f the failure is : (i) a result of a third party (i . e . , transfer agent ; and not the result of any fa i lure to pay such tran s fer agent) despite the best efforts of the Company to effect delivery of such Common Stock ; or (ii) not the result of the willful , purposeful and/or in tentional act i ons of the Company . Such cash amount shall be paid to applicable Holder by th e fifth (SI ") day of the month following the month In which it has accrued . The Company agrees that the right to convert is a valuable right to the applicable Holder . The damages resulting from a fa i lure, attempt to frustrate, i nterference with such conversion r i ght are difficult if not imposs i ble to qualify . Accordingly, the parties acknowledge that the damages provision contained in this section are justified and reasonable . vi. Concerning the Shares . The shares of Common Stock issuable upon conversion of the S er i es B Preferred Stock may not be sold or tran sferred unless : (i) such shares are sold pursuant to an effective registration statement under the Securities Act of 1933 , as amended (together with the rules and regulations thereunder , the " Securities Act " ) or (ii) assuming there is an exemption from registration , the Company or its transfer agent shall have been furnished with an opinion of counsel (which op i n i on shall be in form , substance and scope customary for opinions of co unse l in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration (such as Rule 144 or a successor rule) ( " Rule 144 " ) ; or (iii) such shares are transferred to an "affiliate" (as defined i n Rul e 144 ) of the applicable Holder who agrees to sell or otherwise transfer the shares only i n accordance with this section and who Is an accredited i nvestor (as defined i n Rule 501 under Regulation D promulgated pursuant to th e Securities Act • ) . Any restrictive legend on certificates representing shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall be removed and the Company shall i ssue to the applicable Holder a new certificate therefore free of any tran s fer legend if the Company or its transfer agent shall have received an opinion of counsel from applicable Holder's counsel, i n form , substance and scope cus tomary for opinions of counsel in comparable transactions , to the effect that (I) a public s ale 7 1 852356 1 or transfer of such Common Stock may be made without registra tion under the Securities Act, which op ini on s hall be accepted by the Company so that the sale or transfer is effected ; or ( i i) in the case of the Common Stock issuab le upon conversion of the Series B Prefea ed Stock such security is registered for sale by the appli cable Holder under an effective reg i strat i on st atement filed under the Securities Act ; or otherwise may be sold pursuant to an exemption from registration . In the event that the Company does not rea sonably accept the opinion of counsel provided by the applicable Holder with respe ct to the transfer of Securities pursuant to an exempt ion from reg i stration (such as Rule 144 ), at the Deadline , it will be cons i dered an Event of Default hereunder . 8 1652356 . 1 E . Effect of Certain Events . i. Effect of Merger , Consolidation, Etc . At the optlon of the Majority Holders, the sale , conveyance or d isposition of all or substantially all of the assets of the Company, the effectuation by the Company of a transaction or se rie s of related transact ions in wh ich more than SO % of the voting power of the Company is disposed of, or the consoli dation , merger or other business combination of the Company w ith or into any other Person (as defined herein) or Per s ons when the Company Is not the survivor shall be deemed to be an Event of Default hereunder . "Pe rson " shall mean any individual , corporation , limit ed liability company, partnership , association , trust or other entity or organization . ii. Adjustment Due to Merger, Consolidation , Etc . If, at any time when the Serles B Preferred Stock are outstanding and prior to conversion of all of the Series B Prefe rred Stock , there shall be any merger , consoli dation , exchange of shares , recapitalization , reorganization, or other similar event , as a result of which shares of Commo n Stoc k o f the Company shall be changed into the s ame o r a different number of s hare s o f another cla ss or classes of stock or securities of the Company or another entity , or in case of any sale o r conveyance of all or substantially all of the assets of the Company other than i n connection with a plan of complete liquidation of the Company, then each Holder shall thereafter have th e right to recei ve upon conversion of the Series B Preferred Stock, upon the ba sis and upon the terms and conditions specified herein and i n lieu of the shares of Common Stock imme d i ately theretofore issuable upon conversion, such stock , securities o r assets wh i ch s u ch Holder would have beenentitled to receive in such transaction had the Series B Preferred Stoc k been converted in full im med i ately pr ior to such transaction (without regard to any limitations on conversion set forthherein) , and in any such case ap propriate provisions shall be made with respect to the rights and i nterests of the Holder s t o the end that the provisions hereof (includ i ng , withou t lfmitation, provisions for adjustment of the Conversion Pric e and of the number of shares issuable upon co nversion of the Ser i es 8 Preferred Stock) shall thereafter be applicable , as near l y as may be practicable f n relation to any securities or assets thereafter deliverable upon the conversion hereof . The Company shall not a ff ect any tran saction described in this section unless (a) It first gives , t o the extent practicable, ten (10) days ' prior written notice (but in any event at least five (S) days prior written not ic e) of the record date of the special meeting of shareholders to approve, or if there l sno such record d a te, th e consummation of, such merger , consolidation , exchange of shares, recap i talization , reorganization or other sim i lar event or sale of assets (during which time a Holder shall be entitled to convert the Series B Preferred Stock , notw ithstanding the 6 month limitation set forth in Section 7 (A)) and (b) the resulting successor or acquiring entlty (if not the Company) assumes by written instrument the r i ghts, preferen c es afforded to the Holders hereunde, and obligations set forth here i n . The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges. 9 1852 3 56 . 1 ,11. Adjustment Dve to D i str i but i ons . If the Company shall declare or make any distribution of its assets (or rights to acquire Its assets) to holders of Common Stock as a divid e nd, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Company ' sshareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i . e . , a spin - off)) (a "Distribution"), then each Holder shalt be entitled to receive the appHcable portion of such Distribution on an as - converted - to - Common - Stock ba s is, assuming that the Series B Preferred Stock were converted to Common Stock on the day immediately prior to the record date for holders of the Common Stock entitled to receive such Di s tribution , but, for the avoidance of doubt, without any conversion to Common Stock actually being required . F . Stock Register . The Company will keep at the offices of the transfer agent , a register of the Series B Preferred Stock , wh i ch shall be prima fade indicia of ownership of all outstand i ng shares of Series B Preferred Stock, and amounts so converted and the dates of such conversions . Upon the surrender o f any certificate representing Series B Preferred Stock at such place, the Company, at the request of the record Holder of such certificate, will execute and deliver (at the Company's expense) a new certlficate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate . Each such new certificate will beregistered in such name and will represent such number of shares as is requested by the Holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate . G . Taxes . The Company shall pay any and all documentary, stamp, transfer {but only in respect of the registered Holder thereof}, Issuance and other similar taxes that may be payable with respect to the issuance and delivery of shares of Common Stock upon the conversion of Preferred Shares . Section 8 . Events of Default . A . If any of the following events of default (each, an " Event of Default " ) shall occur : i. Failure to Redeem. The Company fails to pay the Mandatory Redemption Amount when due as set forth hereinand such breach continues for a period of five (5) days after written notice from tlie Majority Holder - s. ii . Conversion and the Shares . The Company fails to issue shares of Common Stock to a Holder (or announces or threatens in writing that it wlll not honor its obl i gation to do so) upon exercise by a Holder of the conversion rights of a Holder in accordance with the terms hereof, falls to transfer or cause its transfer agent to transfer (issue) (electronically or in certificated form) any certificate for shares of Common Stock issued to a Holder upon conversion of or otherwise pursuant to the tenns hereof as and when required hereby , the Company directs its transfer agent not to transfer or delays, i mpairs , and/or hinders its transfer agent In transferring (or issuing) (electronically or in certificated form) any certificate for shares of Common Stock to be I ssued to a Holder upon conversion of the Serie s 8 Preferred Stock or otherwise pursuant to the terms hereof, as and when required by the terms hereof, or fails to remove (or directs its transfer agent not to remove or impairs, delays , and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate for any shares of Common Stock issued to the applicable Holder upon conversion of or otherwise pursuant to the terms hereof as and when required by the terms hereof (or makes any writtenannouncement, statement or th r eat that it does not intend to honor the obligations described in this section) and any such failure shall continue uncured (or any written announcement, statement or threat not to honor its obligations shall not be rescinded ln writing) for two (2) business days after a Holder shall have delivered a Notice of Conversion . It is an obligation of the Company to remain current fn its obligations to its transfer agent . It shall be an event of default hereunder, if a conversion o f the Series BPreferred Stock is delayed , hindered or frustrated due to a balance owed by the Company to its transfer agent . If at the option of a Holder, such Holder advances any funds to the Company's transfer agent in order to process a conversion . such advanced funds shall be paid by the Company to the applicabl e Holder within two (2) business days of a demand from the applicable Holder . 10 1852356 1 111. Breach of Covenants. The Company breaches any material covenant or other material terms or conditions contained in this Certificate of Designations or in any purchase agreement, subscription agreement or other agreement pursuant to which any Holder has acquired any shares of Series B Preferred Stock, and such breach continues for a period of ten (10) days after written notice thereof to the Company from the Majority Holders . iv . Breach of Representations and Warranties. Any representation or warranty of the Company made herein or in any agreement, statement or certificate given In writing pursuant hereto or in connection herewith, or in any purchas e agreement, subscription agreement or other agreement pursuant to which any Holder ha s acquired any shares of Series B Preferred Stock , shall be false or misleading in any material respect when made and the breach o f which has (or with the passage of time will have ) a material adverse effect on the rights of the Holders with respect to the Series 8 Preferred Stock , and such breach continues for a period of five (5) days after written notice thereof to the Company from the Majority Holders . v. Receive r or Trustee . The Company or any subsidiary o f th e Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed . vi. Bankruptcy . Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or Involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against theCompany or any subsidiary of the Company . vii. De/isting of Common Stock . The Company shall fail to maintain the If sting of the Common Stock on at least one of the OTC electronic quotations systems (which specifically includes the quotation platforms maintained by the OTC Markets Group) or an equivalent r eplacement exchange . viii. Failure co Comply with the Exchange Act . The Company shall fail to comply with the reporting requirements of the Exchange Act and/or the Company shall cease to be subject to the reporting requirements of the Exchange Act (the filing of a Form 15 shall be an immediate Event of Default) . ix. Liquidation . Any dissolution, liquidation, or winding up of Company or any substantial portion of rts business occurs.

x. Cessotion of O perations . Any cessation of operations by Company or Company admits it i s otherwise generall y unable to pay its debts as such de b ts become due ; provided, however, that any disclosure of the Company's ability to continue as a "going concern" shall not be an admissio n that the Company cannot pay its debts as they become due . xi. Financial Statement Restatement . The restatement of any financial statements filed by the Company with the Securities and Exchange Commissio n ("SEC") at any time after 180 days after the Issuance Date for any date or period until the Se r i es B Prefe r red Stock is no l onger outstanding, if the result of such restatement would, by comparison t o th e un restated financial statement, have constituted a material adverse effect on the rights of the Holders with respe c t to the terms hereof (including the conversion rights hereof) . xii. Replacement of Transfer Agent . In t he event that the Company proposes to replace its t ransfer agent, the Company fails to provide, prior to the effective date of such replacement, a fully executed Irrevocable Transfer Agent Instructions in a form as initially delivered (including, bu t not limited to, the provision to irrevocably reserve shares of Common Stock in the Reserve d Amount) signed by the successor transfer agent a n d the Company . xiii. Suspension of T r ading of the Company's common stock by the SEC pursuant to Section 1 2 (k) of the Exchange Act . 8. Default Adjustment . Upon the occurrence and during the continuation of any £ vent of De f ault (other than as set forth in Section 8 (A)(ii) and Section 8 {A)(xii), the Stated Value s h all immed i ately be increased to $ 1 . 50 per sha r e of Series B Preferred Stock ; and upon the occurrence and during the cont i nuation of any Event of Default specified in Section 8 (A)(ii) and Section 8 ( A)(xii) , the Stated Value shall immediately be increased to $ 2 . 00 per share of Series B Preferred Stoc k (the amou n ts referred to herein shall be referred to collectively as the "Default Adjustment") . In the even t of a Default Adjustment, the Company shall immediately, upon the demand of the Majority Holders, redeem the issued and outstanding Series B Preferred Stock and pay to the Holder s th e amount which is equal to (i) the number of shares of Series B Preferred Stock held by such Holde r smul t iplied by (ii) the Stated Val u e plus any Adjustment Amoun t . Upon any Event of Default set forth in Section 8 ( A )( ix ), provided that there is no other default, no Default Adjustment shall occur ; however, the Compan y shall immediately, upon the demand of the Majority Holders, redeem the issued and outstanding Series BPreferred Stock and pay to the Holders the amount which is equal to ( i ) the number of shares of Series 8 Prefe r red Stock held by such Holde r s multiplied by (ii) the S t a t ed Value p lus any Adjustment Amount . Sec ti on 9 . M is cellaneous . A. L ost or Mutilate d Pre f erred Stock Ceftificate . Upon receipt o f evidence reasonably satisfactory t o the Company (an af f idavit of t h e reg i stered 1 - iolder will be satisfactory) of the ownership and the l o ss , theft, destruction or m u tilation of any certificate evidencing shares of Series B Prefer r ed Stock, andin thecase of any such loss, t heft or destruction u pon r eceipt of lndemnity reasonably satisfactory to the Company (provided that if the Holder ls a financial institution or ot h e r institutional investor its own ag r eement w ill be satisfactory) o r In t he case of any such m utila t ion upo n sur r ender of such certificate, the C ompany wlll, at its expense, execute and deliver in lieu of suc h certificate a new certificate of like kind representing the number of shares of such class represen t ed by such l ost, stolen, 11 185 2356 . 1 destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate . 8 . Failure or Indulgence Not Waiver . No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or pr i vilege prec l ude other or further exercise thereof or of any other right, power or privileges . All rights and remedies existing hereunder are cumulative to, and not exclusive of , any r i ghts or remedies otherwise available . C. Notices . All notices, demand s, requests, consents, approvals, and other communicatlons required or permitted hereunder shall be in writing and, unles s otherwise specified herein, shalt be (i) personally served, (ii) depos i ted i n the mail, registered or certified, return receipt requested, postage prepa i d, (iii) delivered by reputable a i r courier service with charges prepaid, or (ivl transmitted by hand delivery , telegram, email , or facsimile, and , if sent to the Company, addressed to the Company at its principal office address or, If sent to a Holder , to the address of the Holder as set forth in the books and records of the Company . Any notice or other communication required or permitted to be given hereunder shall be deemed effective : {a) upon hand delivery or - delivery by facsimile or email, with accurat e confirmation (if delivered on a business day during normal business hours where such notice is to berece i ved) , or the first (P 1 ) business day following such delivery (if delivered other than on a business day during normal business hour s where such notice Isto be received) or (b) on th e second( 2 nd ) bus i ness day following the date of mailing by express courier service, fully prepaid , addressed to such address, or upon actual rece i pt of such ma ili ng , whichever shall first occur . D. Jur i sdiction . Any action brought by any party against any other concerning this Certificate of Designation s shall be brought only in the state courts of Nevada or in the federal courts located in Nevada . The Company and each Holder hereby irrevocably waives any objection to jurisdiction and venue of any actioninstituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens . The Company and each Holder wa i ves trial by jury . The prevailing p a rty shall be entitled to recover from the other party its reasonable attorney's fees and costs . In the event that any prov i s i on of this Certificate of Designations is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law . Any such provision wh i ch may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Certificate of Designations . Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection w i th the Series BPreferred Stock by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it and agrees thatsuch service shallconstrtute good and sufficient service of process andnotice thereof . Nothing conta i ned herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law . 12 1 8 5 23 56 , I E. Remedies . The Company and each Holder acknowledge that a breach by It of its obligationshereunder will cause irreparable harm to the Company or the Holder, as applicable, by vitiating the i ntent and purpose of the transaction contemplated hereby . Accordingly, the Company and each Holder acknowledges that the remedy at law for a breach of its obligations under this Certificate of Designation s will be I nadequate and agrees, in the event of a breach or threatened breach of the provisions of this Certificate of Designat i ons, that the Company or the Ho l ders , as applicable, shall be entitled, i n addition to all other available remedies at law or I n equity , (the parties will not be entitled of any punitive damages or penalties, but, only real and actual damages), to an injunction or injunctions restraining, preventing or curing any breach of this Certificate of Des i gnations and to enforce specifically the terms and provisions thereof, without the neces si ty of sh owing economic loss and without any bond or other security being required . G . Further Assurance s . The Company shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements , certificates, instruments and documents, as ant Ho l der may reasonably request i n order to carry out the intent and accomplish the purposes of this Designatio n and any of the rights and preference s set forth herein i ncluding but not limited to the co n version of the Ser i es BPreferred Shares into shares of common stock whether by Rul e 144 or a court approved settlement of conversion of the Series B Preferred Shares into shares of common stock pursuant to Section 3 (a)(l 0 ) of the Securities Act of 1933 , as amended . F . Headings . The headings contained here i n are for conven i ence only and will not be deemed to limit or affect any of the provisions hereof . IN WITNESS WHEREOF , the undersigned have executed this Certificate this July 15 , 2022 . FOURT!i,W NERGY, INC . 13 1852356 . 1 By !:. Name: C arlie Faulkner Title: Chief Executive Officer

EXHIBIT A FOURTH WAVE ENERGY , INC . CONVERSION NOTICE Reference is made to the Certificate of Designations, Preferences , Rights and Limitations of the Series 8 Convertible Preferred Stock of FOURTH WAVE ENERGY , INC . (the " Cert i ficate of Designations") . In accordance with and pursuant to the Certificate of Designations , the undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock , $ 0 . 001 par value per share (the "Preferred Shares " ) , of FOURTH WAVE ENERGY , INC . , a Nevada corporation (the "Company"), indicated below into shares of common stock , $ 0 . 001 par value per share (the " Common Stock " ), of the Company, a s of the date specified below . Date of Conversion : Number of Preferred Shares to be converte d: Share certificate no(s) . of Preferred Shares to be converted: _ Tax ID Number (If applicable) : Conversion Price: _ Number of shares of Common Stock to be issue d - : -------------- - Please issue the shares of Common Stock into which the Preferred Shares are being converted in the following name and to the following address: Issueto : Address : Telephone Number: _ Facsimile Number : Holde r: By: Title: · Dated: Account Number (if electronic book entry transfer): Transaction Code Number (if e l ectronic book entry transfer):. _ 14 1852356 . 1